Exhibit D(81)

INVESTMENT ADVISORY AGREEMENT

for MassMutual Select Cayman Global Allocation Fund I, Ltd.

This Investment Advisory Agreement (this “Agreement”), is entered into by and between BlackRock Investment Management, LLC (the “Adviser”) and MassMutual Select Cayman Global Allocation Fund I, Ltd., a Cayman Islands exempt limited company (the “Company”), effective as of the 14th day of November, 2011.

WHEREAS, MassMutual Life Insurance Company (“MassMutual”), a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts, serves as investment adviser to the MassMutual Select BlackRock Global Allocation Fund (the “Fund”), a series of MassMutual Select Funds (the “Trust”), a Massachusetts business trust which is an open-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”), and the Adviser serves as sub-adviser to the Fund pursuant to an Investment Sub-Advisory Agreement between MassMutual and the Adviser (the “Fund Sub-Advisory Agreement”);

WHEREAS, the Company is a wholly owned subsidiary of the Fund;

WHEREAS, the Company desires to appoint Adviser to serve as its investment adviser; and

WHEREAS, the Adviser is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, in its capacity as investment adviser to the Fund, MassMutual shall perform a function of general oversight of the Fund’s investment in the Company and the performance by the Adviser of its obligations to the Company;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Company and the Adviser, intending to be legally bound, hereby agree as follows:

1.	General Provision.

(a) The Company hereby employs the Adviser and the Adviser hereby undertakes to act as the investment adviser of the Company, to provide investment advice and to perform for the Company such other duties and functions as are hereinafter set forth, in each case in accordance with:

(i) the provisions of the Act, the Advisers Act and any rules or regulations thereunder;

(ii) any other applicable provisions of state or federal law applicable to the operation of registered investment companies and other applicable law;

(iii) the provisions of the Memorandum and Articles of Association of the Company, as amended from time to time and provided to the Adviser (collectively referred to as the “Company Documents”);

(iv) policies and determinations of the Board of Directors of the Company, which have been delivered to the Adviser within a reasonable time in advance of the policy’s or determination’s effective date for the Adviser to review and understand such policies or determinations;

(v) the investment policies and investment restrictions of the Company notified to the Adviser a reasonable period of time in advance of their implementation; and

(vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time (collectively referred to as the “Disclosure Documents”).

The Adviser acknowledges that the Fund is an investment company registered as such under the Act and agrees that it will manage the assets of the Company and otherwise perform its obligations hereunder in a manner that ensures that the operations of the Fund and the Company in respect of which the Adviser is responsible, taken as a whole, will comply with:

(i) the provisions of the Act and any rules or regulations thereunder;

(ii) any other applicable provisions of state or federal law applicable to the operation of registered investment companies (including sub-chapters M and L of the Internal Revenue Code of 1986, as amended (the “Code”));

(iii) the provisions of the Company Documents;

(iv) policies and determinations of the Board of Directors of the Company, the Fund, or MassMutual which have been delivered to the Adviser within a reasonable time in advance of the policy’s or determination’s effective date for the Adviser to review and understand such policies or determinations;

(v) the investment policies and investment restrictions of the Fund and the Company notified to the Adviser a reasonable period of time in advance of their implementation; and

(vi) the Disclosure Documents.

(b) The appropriate officers and employees of the Adviser primarily responsible for providing the services of the Adviser hereunder shall be available upon reasonable notice for consultation with any of the Directors and officers of the Company, the Trustees and officers of the Fund, and MassMutual with respect to any matter dealing with the business and affairs of the Company, such as the valuation of portfolio securities of the Company. The Company acknowledges that the Adviser is not the Company’s pricing agent. Upon request, the Adviser will provide reasonable assistance to the Company’s pricing agent in valuing securities held by the Company for which market quotations are not readily available (i.e., internally priced securities).

(c) The Company acknowledges that the Adviser is not the compliance agent for the Company or for the Fund or MassMutual, and does not have access to all of the Company’s books and records necessary to perform certain compliance testing. To the extent that the Adviser has agreed to perform the services specified in this Section and in Section 2 hereof in accordance with applicable law (including sub-chapters M and L of the Code), the Act and the Advisers Act (“Applicable Law”)) and in accordance with the Company Documents, policies and determinations of the Board of Directors of the Company, the Fund, and MassMutual and the Fund’s Disclosure Documents (collectively, the “Charter Requirements”) and the investment policies and restrictions of the Company, the Adviser shall perform such services based upon its books and records with respect to the Company, which comprise a portion of the Company’s books and records, and upon written instructions received from the Company, or the Company’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Company or the Company’s administrator or designee. The Adviser agrees to maintain all such books and records in a complete and orderly manner in accordance with applicable law. The Adviser shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade in securities of certain specified MassMutual or Fund affiliates, the Adviser shall be afforded five business days after receipt of such instruction to implement this trading restriction).

2.	Duties of the Adviser.

(a) The Adviser shall, subject to the direction and control by the Company’s Board of Directors, (i) regularly provide investment advice and recommendations to the Company with respect to the Company’s investments, investment policies and the purchase, sale or other disposition of securities and other investments; (ii) supervise and monitor continuously the investment program of the Company and the composition of its portfolio and determine what securities or other investments shall be purchased or sold by the Company; (iii) arrange, subject to the provisions of Section 7 hereof, for the purchase of securities and other investments for the Company and the sale of securities and other investments held in the portfolio of the Company; and (iv) provide reports on the foregoing to the Board of Directors at each Board meeting.

Unless the Company’s Board of Directors or a designee thereof gives the Adviser written instructions to the contrary, the Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Company and the Fund to vote or abstain from voting all proxies solicited by or with respect to the issuers of investments in which assets of the Company are invested. The Company shall instruct the Company’s custodian, administrator and other appropriate parties providing services to the Company to promptly forward proxy statements to the Adviser. The Adviser shall provide the Company or its designee in a timely manner with such records of its proxy voting on behalf of the Company as necessary for the Fund to comply with the requirements of Form N-PX or any successor law, rule, regulation or Commission position.

The Adviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Company, including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”), or to investigate, initiate, supervise, or monitor the Litigation involving Fund assets, and the Company acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder. Nevertheless, the Adviser agrees that it shall provide the Company and/or its designee with any and all documentation or information relating to the Litigation as may reasonably be requested by them.

The Company does hereby appoint the Adviser as its agent in fact with full authority to buy, sell or otherwise effect investment transactions involving the assets in its name and for the Company’s portfolio, including without limitation, the power to execute swaps, futures, options and other agreements with counterparties on the Company’s behalf as the Adviser deems appropriate from time to time in order to carry out the Adviser’s responsibilities hereunder.

(b) The Adviser shall provide to the Company such reports for the Company, the Fund, and MassMutual, and in monthly, quarterly or annual time frames, as the Company shall reasonably request or as required by applicable law or regulation, including, but not limited to, compliance reports and those reports listed in Appendix A.

(c) Provided that the Company shall not be required to pay any compensation other than as provided by the terms of this Agreement and subject to the provisions of Section 7 hereof, the Adviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(d) Provided that nothing herein shall be deemed to protect the Adviser from acts or omissions in breach of this Agreement or from willful misfeasance of its duties, bad faith or gross negligence in the performance of its duties, or reckless disregard to its obligations and duties under this Agreement, the Adviser shall not be liable to the Company or any shareholder of the Company for any loss sustained by reason of good faith errors or omissions in connection with any business judgment, investment decision, service to be rendered or other matters to which this Agreement relates.

(e) To the extent that the disclosure of such information would not violate any applicable laws or regulations, the Adviser shall make all material disclosures to the Company, the Fund, and MassMutual regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to, information regarding any change in control of the Adviser or any change in its key personnel that could materially affect the services provided by the Adviser to the Company hereunder, information regarding any material adverse change in the condition (financial or otherwise) of the Adviser or any person who controls the Adviser, information regarding the investment performance and general investment methods of the Adviser or its principals and affiliates relating to the Company and the investment performance of the Adviser or its principals and affiliates relating to other clients with the same or similar investment strategies as the Company (subject to applicable restrictions on the release of client confidential information), information regarding the results of any examination conducted by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization that would have a material adverse effect on the services performed by the Adviser hereunder with respect to the Company, information that the Company, upon prior written request, reasonably deems material to the Company or the Fund or necessary to enable the Board of Directors or officers of the Company, the Board of Trustees of the Fund or MassMutual to monitor the performance of the Adviser and information that is required, in the reasonable judgment of the Company, the Fund, or MassMutual and upon prior written request by the Company, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

(f) The Adviser shall provide the Company and MassMutual, upon reasonable prior written request by the Company, with access to inspect at the Adviser’s office during normal business hours the books and records of the Adviser relating to the Company and the Adviser’s performance hereunder and such other books and records of the Adviser as are necessary to confirm that the Adviser has complied with its obligations and duties under this Agreement. The Adviser agrees that all records which it maintains for the Company are property of the Company and the Adviser will promptly surrender to the Company any of such records or copies thereof upon the Company’s request.

(g) The Adviser makes no representations or warranty, express or implied, that any level of performance or investment results will be achieved by the Company or that the Company will perform comparably with any standard or index, including any other clients of the Adviser, whether public or private.

(h) In accordance with Rule 17a-10 under the Act and any other applicable law, the Adviser shall not consult with any other adviser to the Company or any other adviser or sub-adviser to any other portfolio of the Company or to any other investment company or investment company series for which MassMutual serves as investment adviser concerning transactions for the Company in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Act.

(i) The Adviser may perform its services through any employee, officer or agent of the Adviser, and the Company shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the Disclosure Documents in respect of the Fund shall perform the portfolio management duties described herein in respect of the Company until the Adviser notifies the Company and MassMutual that one or more other employees, officers or agents of the Adviser, identified in such notice, shall assume such duties as of a specific date. The Adviser shall use commercially reasonable efforts to inform the Company and MassMutual of any such events enough time prior to the event taking effect such that allows sufficient time to prepare and file any necessary supplement(s) to the Disclosure Documents.

The Adviser will perform its obligations hereunder in accordance with the compliance policies and procedures of the Fund notified to it from time to time by MassMutual, investment adviser to the Fund, as if they applied directly to the Company, with such changes as may be agreed by the Company and the Adviser to take into account that the Fund and the Company are separate entities.

3.	Other Activities.

(a) Nothing in this Agreement shall prevent the Adviser or any officer thereof from acting as investment adviser or sub-adviser for any other person, firm, corporation or other entity and shall not in any way limit or restrict the Adviser or any of its directors, officers, members, stockholders, partners or employees from buying, selling, or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities are in compliance with U.S. federal and state securities laws, regulations and rules and will not adversely affect or otherwise impair the performance by any party of its duties and obligations under this Agreement. The Company recognizes and agrees that the Adviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Company. The Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company except in connection with the investment management services provided by the Adviser hereunder.

(b) The Adviser agrees that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates over the Company. The Adviser, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the Company and MassMutual with an explanation of the differences, if any, in performance between the Company and any other account with investment objectives and policies similar to the Company for which the Adviser, or any one of its investment advisory affiliates, acts as investment adviser. To the extent that a particular investment is suitable for both the Company and the Adviser’s other clients, such investment will be allocated among the Company and such other clients in a manner that is fair and equitable in the circumstances. Consistent with applicable law, the Adviser may aggregate purchase or sell orders for the Company with contemporaneous purchase and sell orders of other clients of the Adviser or its affiliated persons. In such event, allocation of the investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser determines to be equitable and consistent with its and its affiliates’ fiduciary obligations to the Company and to such other clients. The Company hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

4.	Obligations of the Company.

(a) The Company will provide, or has provided, to the Adviser, such information or documents as the Adviser shall reasonably request or as required by applicable law or regulation. Throughout the term of this Agreement, the Company shall continue to provide such information and documents to the Adviser, including any amendments, updates or supplements to such information or documents before or at the time the amendments, updates or supplements become effective. The Company shall timely furnish the Adviser with such additional information as may be reasonably necessary for or requested by the Adviser to perform its responsibilities pursuant to this Agreement.

(b) The Company shall procure that MassMutual will provide such assistance to the Adviser in setting up and maintaining brokerage accounts and other accounts as the Adviser shall reasonably request to allow for the purchase or sale of various forms of investments pursuant to this Agreement.

5. Custodian and Fund Accountant. The Company’s assets shall be maintained in the custody of Brown Brothers Harriman & Co. or such other custodian identified to the Adviser. Any assets added to the Company shall be delivered directly to such custodian. The Adviser shall have no liability for the acts or omissions of any custodian of the Company’s assets. The Adviser shall have no responsibility to segregate liquid assets of the Company as may be required by the Act or other applicable law or interpretations of the Commission staff. In addition, at the date of this Agreement, the Company has contracted with State Street Bank and Trust Company to provide fund accounting services to the Company. The Adviser shall have no liability for the acts or omissions of State Street Bank and Trust Company or such other fund accountant in connection with fund accounting services provided on behalf of the Company.

6.	Compensation of the Adviser.

(a) The Company agrees to pay the Adviser and the Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, based on the average daily net assets of the Company under management by the Adviser during the month in question (the “Fee”). Average daily net assets of the Company are determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading. The Company shall pay the Adviser such Fee not later than the tenth (10th) business day immediately following the end of each calendar month. For this purpose, average daily net assets under management by the Adviser shall include all assets of the Company in respect of which the Adviser provides investment advisory services, except for investments in money market mutual funds advised or sub-advised by the Adviser or its investment advisory affiliates. The Fee for any month shall be the Company’s pro rata share, based on the percentage of the Fund’s assets comprised by the Company, of the fee that MassMutual would pay to the Adviser under the Fund Sub-Advisory Agreement for that month, assuming for this purpose that such fee were not reduced to reflect payment of the Fee to the Adviser under this Agreement for such month. The Company hereby agrees with the Adviser that any entity or person associated with the Adviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Company which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 11a2-2(T) thereunder, and the Company hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

(b) Expenses. The Company, and not the Adviser, shall assume and pay the Company’s organizational, operational and business expenses not specifically assumed or agreed to be paid by the Adviser pursuant to this Agreement. The Adviser shall pay its own organizational, operational and business expenses but shall not be obligated to pay any expenses of the Company, including, without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments of the Company; and (c) custodian fees and expenses.

7.	Portfolio Transactions and Brokerage.

(a) The Adviser is authorized, in arranging the purchase and sale of the Company’s publicly-traded portfolio investments, to employ or deal with such members of securities exchanges, brokers or dealers (hereinafter “broker-dealers”), as may, in its best judgment, implement the policy of the Company to obtain, at reasonable expense, the best execution (prompt and reliable execution at the most favorable price obtainable) of the Company’s portfolio transactions.

(b) The Adviser may effect the purchase and sale of investments (which are otherwise publicly traded) in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect such transactions, and may enter into a contract in which the broker acts either as principal or as agent.

(c) The Adviser shall select broker-dealers to effect the Company’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Adviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Company’s portfolio transactions by participating therein for its own account; the importance to the Company of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; other matters involved in the receipt of brokerage and research services in accordance with Section 28(e) of the Exchange Act, which are expected to enhance the Adviser’s general portfolio management capabilities notwithstanding that the Company may not be the exclusive beneficiary of such research; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Company; and such other considerations as the Board of Directors of the Company, the Fund, or MassMutual determines and the Company provides to the Adviser from time to time. Subject to these requirements and the provisions of the Act, the Exchange Act, and other applicable provisions of law, the Adviser may select brokers or dealers with which it or the Company is affiliated.

8.	Representations and Warranties of the Adviser.

The Adviser hereby represents and warrants to the Company that:

(a) The Adviser has obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform its obligations under this Agreement and to act as contemplated by the Company Documents and the Disclosure Documents, including without limitation registration as an investment adviser under the Advisers Act, and will maintain and renew any required licenses, registrations, approvals and memberships during the term of this Agreement.

(b) There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Adviser or any of its principals or affiliates is a party, or to which any of the assets of the Adviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Adviser’s condition (financial or otherwise), business or prospects, (ii) affect adversely in any material respect any of the Adviser’s assets, (iii) materially impair the Adviser’s ability to discharge its obligations under this Agreement, or (iv) result in a matter which would require an amendment to the Adviser’s Form ADV, Part 2; and the Adviser has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules.

(c) All references in the Disclosure Documents concerning the Adviser and its affiliates and the controlling persons, affiliates, stockholders, directors, officers and employees of any of the foregoing provided to the Company or MassMutual by the Adviser or approved by the Adviser for use in the Disclosure Documents, as well as all performance information provided to the Company or MassMutual by the Adviser or approved by the Adviser for use by the Company or the Fund, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

(d) Subject to adequate assurances of confidentiality, the Adviser has supplied to, or made available for review by, the Company and the Fund (and if requested by them to their designated auditors) and MassMutual all documents, statements, agreements and workpapers reasonably requested by them relating to accounts covered by the Adviser’s performance results and which are in the Adviser’s possession or to which it has access.

The foregoing representations and warranties shall be continuing during the term of this Agreement.

9.	Representations and Warranties of the Company.

(a)	The Company represents and warrants to the Adviser the following:

(i)	The Company has all requisite power and authority to execute, deliver and perform this Agreement.

(ii)	The Company has complied, in all material respects, with any applicable registration requirements, and will comply, in all material respects, with all applicable rules and regulations of the Commission.

(iii)	The Company has received a copy of Part 2 of the Adviser’s Form ADV at least two (2) business days prior to the execution of this Agreement.

(iv)	There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Company is subject, which might reasonably be expected to (i) result in any material adverse change in the Company’s condition (financial or otherwise) or (ii) materially impair Company’s ability to discharge its obligations under this Agreement.

The foregoing representations and warranties shall be continuing during the term of this Agreement.

10.	Covenants of the Adviser.

(a) If at any time during the term of this Agreement, the Adviser discovers any fact or omission, or any event or change of circumstances occurs, which would make the Adviser’s representations and warranties in Section 8 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Adviser will provide prompt written notification to the Company and MassMutual of any such fact, omission, event or change of circumstances, and the facts related thereto.

(b) The Adviser agrees that, during the term of this Agreement, and for so long as investment in the Fund is being offered for sale, it will provide the Company and MassMutual with updated information relating to the Adviser’s performance results with respect to the Company and other clients with the same or similar investment strategies as the Company (subject to applicable restrictions on the release of client confidential information) as may be reasonably requested from time to time by the Company or the Fund or MassMutual. The Adviser shall use its best efforts to provide such information within a reasonable period of time after the end of the month to which such updated information relates.

11.	Confidentiality.

All information and advice furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas or court orders. Without limiting the foregoing, the Company acknowledges that the securities holdings of the Company constitute information of value to the Adviser, and agrees: (1) not to use for any purpose, other than for the Company or its agents, to supervise or monitor the Adviser, the holdings or other trading-related information of the Company; and (2) not to disclose the Company’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Directors of the Company, the Board of Trustees of the Trust, MassMutual, counsel to either Board, counsel to the Company or the Fund, the administrator or any sub-administrator, the independent accountants and any other agent of the Company or the Fund; (d) in accordance with the Fund’s portfolio holdings disclosure policy in effect from time to time; or (e) as otherwise agreed to by the parties hereto in writing. Further, the Company agrees that information supplied by the Adviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Adviser, and the Company agrees not to disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of Directors of the Company, the Board of Trustees of the Trust, MassMutual, counsel to either Board, counsel to the Company or the Fund, the administrator or any sub-administrator, the independent accountants and any other agent of the Company or the Fund; or (iv) as otherwise agreed to by the parties hereto in writing.

Without limiting the foregoing, the Adviser agrees that any and all information that it obtains pursuant to this Agreement regarding the Company, the Fund, or MassMutual or their customers including, but not limited to, approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Company, the Fund and MassMutual, and will be used exclusively to fulfill the Adviser’s obligations hereunder, and will not be disclosed to any other party, including any affiliate of the Adviser or agent of the Company, except (i) as necessary for the Adviser to fulfill its obligations pursuant to this Agreement, (ii) as required by applicable law or regulation; (iii) as required by state or federal regulatory or judicial authorities; (iv) as required by the rules of securities industry self-regulatory organizations such as stock exchanges and the Financial Industry Regulatory Authority; or (v) as otherwise agreed to by the parties hereto in writing. Notwithstanding the foregoing, the Adviser may identify the Company or MassMutual as a client in promotional materials.

12.	Use of Names

The parties agree that the names of both the Adviser and the Company and the names of any affiliates of the Adviser and the Company and any logo or trademark or service mark or trade name are the valuable property of the Adviser, the Company, and their affiliates, respectively. The Company shall have the right to use such name(s), logos, trademarks or service marks or trade names of the Adviser or its affiliates (the “Adviser Marks”) only with the prior written approval of the Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect. Any goodwill arising from the use by the Company of the Adviser Marks shall inure to the Adviser. Similarly, the Adviser shall have the right to use such name(s), logos, trademarks or service marks or trade names of the Company or its affiliates (the “Company Marks”) only with the prior written approval of the Company, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect. Any goodwill arising from the use by the Adviser of the Company Marks shall inure to the Company. It is understood that certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets and materials provided to the Directors, do not require such prior approval.

Upon termination of this Agreement, the Adviser and the Company shall forthwith cease to use the other party’s name(s), logos, trademarks or service marks or trade names, as applicable. The Adviser and the Company agree that they will each review with the other parties any advertisement, sales literature, or notice prior to its use that makes reference to the Adviser, the Company, or their affiliates, as applicable, or any such name(s), logos, trademarks, service marks or trade names so that the Adviser, the Company or their affiliates may review the context in which they are referred to, it being agreed that each party shall have no responsibility to ensure the adequacy of the form or content of such materials used by the other parties for purposes of the Act or other applicable laws and regulations. If the Adviser or the Company makes any unauthorized use of another party’s names, logos, trademarks or service marks or trade names, the parties acknowledge that the other parties shall suffer irreparable harm for which monetary damages are inadequate and thus, the other parties shall be entitled to injunctive relief.

13.	Duration.

Unless terminated earlier pursuant to Section 14 hereof, this Agreement shall remain in effect for a period of two years from the date hereof. Thereafter it shall continue in effect from year to year, unless terminated pursuant to Section 14 hereof, so long as such continuance shall be approved at least annually by the Board of Directors of the Company and the Board of Trustees of the Trust, including the vote of the majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (other than by virtue of his or her position as a Trustee of the Trust) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a majority of the outstanding voting securities of the Fund.

14.	Termination.

(a) This Agreement shall terminate automatically upon its assignment, the termination of the Fund Sub-Advisory Agreement, or the dissolution of the Fund or Company.

(b) This Agreement may be terminated by the Board of Trustees of the Trust or the Board of Directors of the Company: (i) by written notice to the Adviser with immediate effect, if the Adviser’s registration under the Adviser’s Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Adviser with immediate effect, if the Adviser is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Adviser with immediate effect, if the Adviser ceases for any reason to serve as sub-adviser to the Fund; (iv) by written notice to the Adviser with immediate effect, if the Board of Directors of the Company determines for any reason, that such termination is appropriate for the protection of the Company, including without limitation a determination by the Board of Directors of the Company that the Adviser has breached an obligation or duty under this Agreement; or (v) in their sole discretion, without penalty, upon sixty days prior written notice to Adviser.

(c) This Agreement may be terminated by the holders of a majority of the outstanding voting securities of the Fund, without penalty at any time, upon sixty days’ prior written notice, to the Adviser.

(d) This Agreement may be terminated by the Adviser, without penalty at any time, upon sixty days’ prior written notice, to the Company.

(e) In the event of termination of this Agreement, all compensation due to the Adviser through the date of termination will be calculated on a pro rata basis through the date of termination and paid on the first business day after the next succeeding month’s end.

15.	Indemnification.

(a) In any action in which the Company or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, the Adviser agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability, cost or expense arises out of or is based upon Adviser’s reckless disregard of its duties, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct in the performance of its duties under this Agreement, except to the extent the loss, claim, settlement, damage, charge, liability, cost or expense relates to, was based upon, or arises out of an act or omission of the Company or any of its or their officers, directors, employees, affiliates or controlling persons constituting reckless disregard of its duties, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

(b) In any action in which the Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, the Company agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability, cost or expense arises out of or is based upon any demands, claims, liabilities, expenses, lawsuits, actions or proceedings relating to this Agreement, the advisory services for the account of the Company provided by the Adviser, the operation of the Company (including the operation of any portion of the Company’s assets not managed by the Adviser), the contents of the Disclosure Documents, or the wrongful conduct of persons with respect to the sale of interests in the Company, except to the extent the loss, claim, settlement, damage, charge, liability, cost or expense relates to, was based upon, or arises out of an act or omission of the Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees constituting reckless disregard of its duties, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

(c) Promptly after receipt by an indemnified party under this Section 15 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 15, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 15 except to the extent, if any, that such failure or delay prejudiced the other party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel specially approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; in which event, the indemnifying party will not be liable to such indemnified party under this Section 15 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 15. Notwithstanding any other provisions of this Section 15, if, in any claim, dispute, action or litigation as to which indemnity is or may be available, any indemnified party reasonably determines that its interests are or may be, in whole or in part, adverse to the interests of the indemnifying party, the indemnified party may retain its own counsel, with the choice of counsel subject to the consent of the indemnifying party (which consent shall not be withheld unreasonably), in connection with such claim, dispute, action or litigation and shall continue to be indemnified by the indemnifying party for any legal or any other expenses reasonably incurred in connection with investigating or defending such claim, dispute, action or litigation.

16.	Disclaimer of Shareholder Liability.

The Adviser understands that the obligations of the Company under this Agreement are not binding upon any Director or shareholder of the Company personally, but bind only the Company and the Company’s property.

17.	Notice.

Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to the Company:		MassMutual Select Cayman Global Allocation Fund I, Ltd.
c/o Maples Corporate Services Limited
PO Box 309
Ugland House
Grand Cayman
KY1-1104
Cayman Islands
Attention: The Directors
Telephone: +1 345 949 8066
Facsimile: +1 345 949 8080

With a copy to:	Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
	Attention:	Eric Wietsma
Senior Vice President

If to the Adviser:	BlackRock Investment Management, LLC
800 Scudders Mill Road
Plainsboro, NJ 08536
	Attention:	General Counsel

With a copy to:

BlackRock Investment Management, LLC
40 East 52nd Street
New York, NY 10022
	Attention:	Robert Connolly, General Counsel

18.	Defined Terms.

For purposes of this Agreement, the terms “affiliated person,” “interested person,” “assignment,” and “majority of the outstanding voting securities” shall have their respective meanings defined in the Act, subject, however, to such rules, exemptions, and interpretations as may be granted, adopted, or published by the Commission from time to time.

19.	Amendments to this Agreement.

This Agreement may be amended only by a written instrument approved in writing by all parties hereto. No such amendment shall become effective until it has been approved by the Board of Trustees and the shareholders of the Fund, to the same extent as such approvals would be required if this Agreement were an investment advisory agreement to which the Fund were a party.

20.	Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

21.	Survival.

The provisions of this Agreement shall survive the termination or other expiration of this Agreement with respect to any matter arising while this Agreement was in effect.

22.	Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

23.	Entire Agreement.

This Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

24.	No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

25.	Severability.

If any one or more provisions in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision of this Agreement, but this Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein.

26.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Adviser have caused this Agreement to be executed as of the day and year first above written.

MASSMUTUAL SELECT CAYMAN
GLOBAL ALLOCATION FUND I, LTD.

By:	/s/ Richard J. Byrne
Name:	Richard Byrne
Title:	Director

BLACKROCK INVESTMENT
MANAGEMENT, LLC

By:	/s/ Robert Capaldi
Name:	Robert Capaldi
Title:	Managing Director

Appendix A

The Adviser shall provide to the Company and MassMutual the following:

1. Quarterly Portfolio Data Sheets (due on the 20th business day after the end of every quarter):

The data sheets should include the following information:

a. Portfolio Characteristics for the Company, standard and best fit market index

b. Portfolio Sector Weights for the Company, standard and best fit market index.

c. Top 10 Equity Holdings (% of equities) for the Company, if applicable

d. Top 5 contributors and detractors by performance based on contribution to the portfolio

e. Purchases (New) and Sales (Eliminated) during the quarter.

f. Performance of the Company vs. standard and best fit market index and peer group

2. Portfolio Manager Commentary (due on the 20th business day after the end of every quarter): The commentary should include information on the following topics (there is no limit to the number of words used):

a. Qualitative assessment by manager: list three factors that were the major influences on performance – both positive and negative

b. Performance attribution:

-	The industry weightings that had the largest contribution to performance during the most recent quarter.

-	The industry weightings that had the largest detraction from performance during the most recent quarter.

-	The five holdings that contributed the most to performance during the most recent quarter.

-	The five holdings that detracted the most from performance during the most recent quarter.

c. The manager’s market outlook.

d. How he/she has positioned the Company for the near term.

3. Attribution analysis of the Company: Performance attribution should demonstrate the impact of portfolio management decisions including asset allocation effects and security selection effects.

4. Quarterly Conference Calls: The purpose of this contact will be to obtain a greater understanding of the performance of the Company, the reasons for that performance, and to gain valuable insights into the Company provided by the manager

5. Annual On-Site Meeting - As part of MassMutual’s due diligence process on behalf of the Fund, members of MassMutual’s Investment Group arrange an “on site” meeting with each of the managers in MassMutual’s Investment Program. Typically, these meetings include a general overview of the firm as well as separate meetings with each of the portfolio managers to discuss their long-term and short-term strategies, modifications to their investment strategy or style and any other relevant information